Exhibit 99.1

GlobalSCAPE, Inc. Promotes Peter Merkulov to Chief Technology Officer
Merkulov to Oversee Direction and Development of Globalscape Product Portfolio, Identify New Opportunities for Technological Advancement and Innovation

SAN ANTONIO – October 3, 2017 – GlobalSCAPE, Inc. (NYSE American: GSB), a worldwide leader in the secure movement and integration of data, today announced that Peter Merkulov has been promoted to Chief Technology Officer (CTO). In addition to leading the product strategy, product management, product marketing and technology alliances teams, Merkulov will now oversee the engineering and quality assurance teams.

With this new role as CTO, Merkulov will be charged with overseeing the entire portfolio of Globalscape products including the Enhanced File TransferTM (EFTTM) platform, its managed file transfer (MFT) technology, and Kenetix, its integration platform as a service (iPaaS) solution. Merkulov will also be driving the opportunities to enhance and innovate the Globalscape’s current offerings, as well as identifying new and adjacent markets for alliances, development or acquisitions.

Peter Merkulov has more than 16 years of experience in the IT security industry, specifically in product and business development. He previously served as the Vice President of Product Strategy and Technology Alliances for Globalscape, where he has played the key role in the effort to break into new markets with Kenetix and broaden EFT’s cloud offerings.

Supporting Quote:
Matt Goulet, President and CEO at Globalscape
“Under Peter’s leadership, we’ve refocused on our core managed file transfer offerings, enhanced and innovated the EFT platform with a diverse set of cloud capabilities, and launched a solution in the iPaaS market. As he takes on this new role, I’m confident that Peter will continue to help Globalscape maintain its leadership position within the MFT industry and rise quickly among the ranks of emerging vendors in the iPaaS space. We are very fortunate to have such a talented, experienced industry leader guiding our short- and long-term technology vision, especially as we look to bring more inspiration from the security, cloud and integration markets into everything we do.”

About Globalscape
GlobalSCAPE, Inc. (NYSE American: GSB) is a worldwide leader in the secure movement and integration of data. Through Globalscape’s powerful yet intuitive technology, organizations can accelerate their digital transformation and maximize their potential by unleashing the power of data. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2016 fiscal year, filed with the Securities and Exchange Commission on March 27, 2017.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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